Exhibit 4.2

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT
This AMENDMENT NO. 1 TO TERM LOAN AGREEMENT, (this “Amendment No. 1”), dated as of November 20, 2014 (the “Amendment Effective Date”), is by and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), JPMORGAN CHASE BANK, N.A., as agent for the Lenders defined below (in such capacity, together with its successors in such capacity, “Administrative Agent”), JPMORGAN CHASE BANK, N.A., in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto, each a “Lender” and collectively, the “Lenders”). Reference is made to that certain Term Loan Agreement, dated as of November 12, 2013, by and among the Borrower, the Lenders referenced therein and the Administrative Agent (such agreement, the “Loan Agreement”). Capitalized terms used herein without definition shall have the same meanings as set forth in the Loan Agreement, as amended hereby.
RECITALS
WHEREAS, the Borrower has requested that the Lenders make certain amendments to the Loan Agreement, and the Lenders are willing to make such changes as set forth herein;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. AMENDMENTS TO LOAN AGREEMENT. The Loan Agreement is hereby amended as follows:

1.1    Amendments to Section 1.01.
(a)    The definition of “Capitalization Value” set forth in Section 1.01 of the Loan Agreement is amended by deleting the percentage “6.25%” on approximately the fourth line thereof and substituting the percentage “6.0%” in place thereof.
(b)    The definition of “Development Property” set forth in Section 1.01 of the Loan Agreement is amended by deleting the percentage “6.25%” on approximately the penultimate line thereof and substituting the percentage “6.0%” in place thereof.

(c)    Clause (iii) of the definition of “Eligible Unencumbered Assets” set forth in Section 1.01 of Loan Agreement is amended by deleting the proviso at the end of such clause which starts with the words “provided that such” and ends with the words “12 month basis”.

(d)    The definition of “Federal Funds Effective Rate” set forth in Section 1.01 of the Loan Agreement is amended by adding the following proviso to the end of such definition:

“; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(e)    The definition of “LIBO Rate” set forth in Section 1.01 of the Loan Agreement is restated in its entirety to read as follows:

““LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(f)    Section 1.01 of the Loan Agreement is amended by adding the following new definitions thereto in the appropriate alphabetical order:

““Amendment No. 1 Effective Date” means the effective date of Amendment No. 1 to Term Loan Agreement between the Borrower, the Administrative Agent and the Lenders party thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of the Amendment No. 1 Effective Date, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.”
(i)    Section 1.01 of the Loan Agreement is amended by deleting the following definitions in their entirety: “Controlled Affiliate”, “Embargoed Person”, “Executive Order”, “Foreign Assets Control Regulations”, “Prohibited Person”, and “Trading With the Enemy Act”.

1.2    Amendment to Section 2.17. Section 2.17(g) of the Loan Agreement is amended by inserting the words “or penalties” after the word “interest” on the tenth line thereof.
1.3    Amendment to Section 2.17. Section 2.17 of the Loan Agreement is amended by inserting the following new clause (j) after clause (i) thereof:

“(j)    FATCA Acknowledgement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 1 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

1.4    Amendment to Section 3.12. Section 3.12 of the Loan Agreement is restated in its entirety to read as follows:

“SECTION 3.12. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the Borrower’s actual knowledge, their respective officers, employees, directors and agents, are not in violation of Anti-Corruption Laws and applicable Sanctions in any material respect. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the actual knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.”

1.5    Amendment to Section 3.13. Section 3.13 of the Loan Agreement is deleted in its entirety and the following is substituted in place thereof:

“SECTION 3.13. [Reserved].”

1.6    Amendment to Section 5.07. Section 5.07 of the Loan Agreement is amended by adding the following new sentence to the end of such section:

“The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

1.7    Amendment to Section 5.08. The first paragraph of Section 5.08 of the Loan Agreement is amended by adding the following new sentence to the end of such paragraph:

“The Borrower will not request any Borrowing and the Borrower shall not use, and shall direct its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries not to use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

1.8    Amendment to Section 6.11(f). Section 6.11(f) of the Loan Agreement is amended by deleting the amount “$800,000,000” on the third line thereof and substituting the amount “$1,200,000,000” in place thereof.

1.9    Amendment to Schedules UA, SG, 3.15 and 3.18. Each of Schedule UA, Schedule SG, Schedule 3.15 and Schedule 3.18 to the Loan Agreement is deleted in its entirety and Schedule UA, Schedule SG, Schedule 3.15 and Schedule 3.18 to this Amendment No. 1 is substituted in place thereof.

1.10    Amendment to Exhibit E (Form of Compliance Certificate). Exhibit E to the Loan Agreement is amended by deleting the amount “$800,000,000” in paragraph (7)(f) thereof and substituting the amount “$1,200,000,000” in place thereof.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lenders and the Administrative Agent to enter into this Amendment No. 1, the Borrower represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete:
(i)    The execution, delivery and performance by the Borrower of this Amendment No. 1 and the Loan Agreement as amended by this Amendment No. 1 (the “Amended Loan Agreement”) are within its partnership powers and authority and have been duly authorized by all requisite organizational action;
(ii)    The execution and delivery of, and the performance of the obligations required to be performed by Borrower under, this Amendment No. 1 and the Amended Loan Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except such as have been obtained or made or will be made by the legally required time and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, except for any violation of any applicable law or regulation that is not reasonably likely to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for any violation or default that is not reasonably likely to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for any Refinancing Mortgages;
(iii)    Each of this Amendment No. 1 and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’

rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(iv)    This Amendment No. 1 has been duly executed and delivered by the Borrower;
(v)    The representations and warranties of the Borrower contained in Article III of the Loan Agreement are and will be true and correct in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of such date (except in those cases where such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct as of such date); and
(vi)    No Default or Event of Default has occurred and is continuing.

SECTION 3.	REAFFIRMATION OF GUARANTY

Each Guarantor has read this Amendment No. 1 and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment No. 1, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.
Each of Borrower and the Guarantors hereby acknowledges and agrees that the Guarantied Obligations under, and as defined in, the Guaranty dated as of November 12, 2013, by such Guarantor in favor of the Administrative Agent and the Lenders (collectively, the “Guaranty”) will include all Obligations under, and as defined in, the Loan Agreement (as amended hereby).
Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment No. 1, such Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the amendments to the Loan Agreement effected pursuant to this Amendment No. 1 and (ii) nothing in the Loan Agreement, this Amendment No. 1 or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Loan Agreement.

SECTION 4.	CONDITIONS TO EFFECTIVENESS

This Amendment No. 1 shall become effective on Amendment Effective Date, the following conditions precedent having been satisfied:
A. Consent. The Borrower, the Guarantors, the Administrative Agent, and the Required Lenders under the Loan Agreement shall have indicated their consent hereto by the execution and delivery of the signature pages hereof to the Administrative Agent.

B. Organizational Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the other Loan Parties, the authorization of this Amendment No. 1 and any other legal matters relating to the Borrower, the other Loan Parties, or this Amendment No. 1, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5. MISCELLANEOUS

A. Reference to and Effect on the Loan Agreement and the Other Loan Documents.

(i)    On and after the Amendment Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Loan Agreement and each reference in the other Loan Documents to the “Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement shall mean and be a reference to the Amended Loan Agreement. This Amendment No. 1 shall be deemed to be a “Loan Document” under the Loan Agreement.
(ii)    Except as specifically amended by this Amendment No. 1, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(iii)    The execution, delivery and performance of this Amendment No. 1 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Loan Agreement or any of the other Loan Documents.
B. Headings. Section and subsection headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose or be given any substantive effect.

C. Applicable Law. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

D. Counterparts; Effectiveness. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page to this Amendment No. 1 by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

DOLPHIN MALL ASSOCIATES LLC, as a Guarantor

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

TWELVE OAKS MALL, LLC, as a Guarantor

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

LA CIENEGA PARTNERS LIMITED PARTNERSHIP, as a Guarantor

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ David Weislogel
Name:	David Weislogel
Title:	Authorized Officer

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David C. Drouillard
Name:	David C. Drouillard
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Drew Burlak
Name:	Drew Burlak
Title:	Sr. Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Senior Vice President

MUFG UNION BANK, N.A. (formerly known as UNION BANK, N.A.)

By:	/s/ Donald Wattson
Name:	Donald Wattson
Title:	Vice President

SUNTRUST BANK

By:	/s/ Bryan McFarland
Name:	Bryan McFarland
Title:	SVP

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Hideo Notsu
Name:	Hideo Notsu
Title:	Executive Director

FIFTH THIRD BANK

By:	/s/ Michael P. Perillo
Name:	Michael P. Perillo
Title:	AVP

TD BANK, N.A.

By:	/s/ Aaron C. Miller
Name:	Aaron C. Miller
Title:	VP

Schedule UA

Eligible Unencumbered Assets; Capitalization Rates

Property    Capitalization Rate

Dolphin Mall, Miami, Florida    6.0%
Beverly Center, Los Angeles, California    6.0%
Twelve Oaks Mall, Novi, Michigan    6.5%

SCHEDULE SG
(Subsidiary Guarantors)

Dolphin Mall Associates LLC, a Delaware limited liability company

Twelve Oaks Mall, LLC, a Michigan limited liability company

La Cienega Partners Limited Partnership, a Delaware limited partnership

SCHEDULE 3.15 - Subsidiaries
&
SCHEDULE 3.18 - Properties
(Subsidiaries & UJVs which own property on which a shopping center has been built)

Entity Name	Jurisdiction	Ownership	Property

Consolidated Businesses:

City Creek Center Associates LLC	Delaware	100%	City Creek Center
Dolphin Mall Associates LLC	Delaware	100%	Dolphin Mall
El Paseo Village LLC	Delaware	100%	El Paseo Village
Green Hills Mall TRG LLC	Delaware	100%	The Mall at Green Hills
La Cienega Partners Limited Partnership	Delaware	100%	Beverly Center
Short Hills Associates L.L.C.	Delaware	100%	The Mall at Short Hills[1]
Taubman Auburn Hills Associates Limited Partnership	Delaware	100%	Great Lake Crossing Outlets
Taubman Prestige Outlets of Chesterfield LLC	Delaware	100%	Taubman Prestige Outlets Chesterfield
The Gardens on El Paseo LLC	Delaware	100%	The Gardens on El Paseo
Twelve Oaks Mall, LLC	Michigan	100%	Twelve Oaks Mall
Taubman Cherry Creek Shopping Center, L.L.C.	Delaware	50%	Cherry Creek Shopping Center
Taubman-Cherry Creek Limited Partnership	Colorado	50%	Cherry Creek - West End

Unconsolidated Joint Ventures:

Tampa Westshore Associates Limited Partnership	Delaware	50.1%	International Plaza
TB Mall at UTC LLC	Delaware	50%	University Town Center
Fairfax Company of Virginia L.L.C.	Virginia	50%	Fair Oaks Mall
Forbes Taubman Orlando, L.L.C.	Michigan	50%	The Mall at Millenia
Waterside At Pelican Bay LLC	Delaware	50%	Waterside Shops
West Farms Mall, LLC	Delaware	78.94%	Westfarms
Rich-Taubman Associates	Connecticut	50%	Stamford Town Center
SunValley Shopping Center LLC	Delaware	50%	Sunvalley Shopping Center (leasehold)
Taubman Land Associates LLC	Delaware	50%	Sunvalley Shopping Center (fee)

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1 Borrower's $65 million credit facility with Comerica is secured by TRG's 100% interest in TRG Short Hills, which owns 40% of The Mall at Short Hills.